As filed with the Securities and Exchange Commission on March 18, 2011.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ING GROEP N.V.

(Exact Name of Registrant as Specified in Its Charter)

ING GROUP N.V.

(Translation of Registrant’s Name into English)

The Netherlands	1-14642	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employer Identification Number)

Amstelveenseweg 500,

1081 KL Amsterdam,

P.O. Box 810,

1000 AV Amsterdam,

The Netherlands

(Address of Principal Executive Offices)

ING Direct US Long Term Sustainable Performance Plan

(Full Title of Plan)

Kristine Wellman

General Counsel

ING Direct Bancorp

1 South Orange Street

Wilmington, Delaware 19801

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares with a nominal value of 0.24 euros (EUR 0.24) each of ING Groep N.V. (1)	2,000,000		$11.88	(3)	$23,760,000	(3)	$2758.54
Bearer Depositary Receipts		(4)		(4)		(4)		(4)
Deferred Compensation Obligations					$4,000,000	(5)	$464.40

(1)

A separate registration statement on Form F-6 (Registration No. 333-145767) has been filed with respect to the American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts. Each ADS represents one Bearer Depositary Receipt issued by Stichting ING Aandelen with respect to Ordinary Shares with a nominal value of 0.24 euros (EUR 0.24) each of ING Groep N.V.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the ING Group Long Term Sustainable Performance Plan for any future stock split, stock dividend or similar adjustment of the outstanding Ordinary Shares and Bearer Depositary Receipts of the Registrant.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of Bearer Depositary Receipts on the Euronext Amsterdam Stock Market on March 16, 2011, within five business days prior to filing, which was 8.55 euros (EUR 8.55). Such euro price was converted to U.S. dollars at U.S. $1.3895 = EUR 1.00, the approximate exchange rate prevailing on March 16, 2010.

(4)	Includes a like amount of Bearer Depositary Receipts. Pursuant to Rule 457(i), no additional fee is required in connection with the Bearer Depositary Receipts.

(5)	Estimated solely for calculating the amount of the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended. This Registration Statement on Form S-8 is filed by ING Groep N.V. (the “Company” or “Registrant”) regarding the ING Group Long Term Sustainable Performance Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan Participants as specified by Rule 428(b)(1) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The rules of the Securities and Exchange Commission (the “Commission”) allow the Registrant to “incorporate by reference” information into this Registration Statement. This means that the Registrant can disclose important information to you by referring you to another document.

The Registrant incorporates herein by reference the following documents which have been filed by the Registrant with the Commission:

1. The description of the Company’s Ordinary Shares contained in the Registration Statement on Form 8-A of the Registrant filed on May 20, 1997 (File No. 1-14642) and reports filed for purposes of updating that description; and

2. The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed on March 17, 2011.

To the extent designated therein, certain Reports on Form 6-K and all documents subsequently filed by the Registrant or by the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold, or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing of those documents. The information contained in any such document will automatically update and supersede any information previously incorporated by reference into this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Association of the Registrant contain no provisions under which any member of the Supervisory Board or the Executive Board or officers are indemnified in any manner against any liability which he may incur in his capacity as such. However, Article 35 of the Articles of Association of the Registrant provides that after the annual accounts are adopted by the General Meeting of Shareholders, a resolution shall be brought before the General Meeting of Shareholders to ratify the actions of the members of the Executive Board in respect of their management and the Supervisory Board in respect of their supervision of the management in the financial year, to the extent that this is reflected in the financial statements or has been reported at the General Meeting of Shareholders. Such ratification shall serve to discharge the members of the Executive Board from liability for their management and to discharge the supervisory directors from liability for their supervision in the previous financial year, without prejudice to the provisions of Articles 138 and 149 of Book 2 of the “Civil Code.” Under Netherlands law, this discharge is not absolute and would not be effective as to any matters not disclosed to the holders of the Registrant’s Ordinary Shares, Bearer Receipts or American Depositary Shares.

Certain officers and members of the Supervisory Board and the Executive Board of the Registrant are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number

4.1

Amended and Restated Trust Agreement of Stichting ING Aandelen, dated as of October 8, 2008 (incorporated by reference to Exhibit 1.1 of the Registrant’s Form 20-F for the year ended December 31, 2008, filed by the Registrant on March 19, 2009).

4.2

Form of Deposit Agreement among the ING Groep N.V., Stichting ING Aandelen, as trustee, JPMorgan Chase Bank, as depositary, and the holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit 99(a) of the Registrant’s Registration Statement on Form F-6 (File No. 333-113697), filed by the Registrant on March 17, 2004).

4.3	ING Direct US Long Term Sustainable Performance Plan.

23.1	Consent of Ernst & Young Accountants.

24.1	Power of Attorney (included in signature page).

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on this 18th day of March, 2011.

ING GROEP N.V.

By:	/s/ Patrick Flynn
	Name:	Patrick G. Flynn
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Jan-Willem Vink, Cornelis Blokbergen or Saskia Bergin-Akse his or her true and lawful attorney-in-fact with full power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Commission, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Executive Board or officer of the Registrant, this Registration Statement, any and all amendments (including post-effective amendments) to this Registration Statement and any other documents filed with the Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated:

Title	Signature	Date

Chairman of Executive Board and Chief Executive Officer	/s/ J.H.M. Hommen
(Principal Executive Officer)	J.H.M. Hommen	March 18, 2011

Member of Executive Board and Chief Financial Officer	/s/ Patrick Flynn
(Principal Financial Officer)	P.G. Flynn	March 18, 2011

Member of Executive Board	/s/ J.V. Timmermans
	J.V. Timmermans	March 18, 2011

Principal Accounting Officer	/s/ H. van Barneveld
	H. van Barneveld	March 18, 2011

Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of ING Groep N.V. in the United States, in the City of Wilmington, State of Delaware, on this 18th day of March, 2011.

ING Direct Bancorp

By:	/s/ Kristine Wellman
	Name:	Kristine Wellman
	Title:	General Counsel

EXHIBIT INDEX

Exhibit Number

4.1

Amended and Restated Trust Agreement of Stichting ING Aandelen, dated as of October 8, 2008 (incorporated by reference to Exhibit 1.1 of the Registrant’s Form 20-F for the year ended December 31, 2008, filed by the Registrant on March 19, 2009).

4.2

Form of Deposit Agreement among the ING Groep N.V., Stichting ING Aandelen, as trustee, JPMorgan Chase Bank, as depositary, and the holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit 99(a) of the Registrant’s Registration Statement on Form F-6 (File No. 333-113697), filed by the Registrant on March 17, 2004).

4.3	ING Direct US Long Term Sustainable Performance Plan.

23.1	Consent of Ernst & Young Accountants.

24.1	Power of Attorney (included in signature page).